                                                                     EXHIBIT 2.1

                          DAVEL COMMUNICATIONS, INC.
                             10120 Windhorst Road
                             Tampa, Florida 33619


                                 June 12, 2001

PhoneTel Technologies, Inc.
North Point Tower
1001 Lakeside Avenue, 7/th/ Floor
Cleveland, Ohio 44114
Attention: Board of Directors

     Re: A Business Combination Involving PhoneTel Technologies, Inc. ("PhoneTel") and Davel Communications, Inc. ("Davel")
                           ------------------------------------

Gentlemen:

          Representatives of PhoneTel and Davel have had preliminary discussions regarding a potential business combination between them. This letter, which represents a binding agreement to enter into a transaction subject to the terms and conditions set forth herein, reflects our intent to consummate a merger (the "Merger") of a wholly owned subsidiary of Davel with and into PhoneTel, with PhoneTel surviving as a wholly owned subsidiary of Davel, as set forth below and as described more fully in a definitive agreement to be negotiated between the parties:

     1.   Debt Structure. Prior to and contingent upon the consummation of the
          --------------
Merger, the debt of each of PhoneTel and Davel will be restructured as follows:

          PhoneTel
          --------

          The existing senior secured creditors of PhoneTel shall have exchanged a sufficient amount of PhoneTel's consolidated debt into equity securities of PhoneTel and restructured the remaining debt amount, including principal and accrued interest, so that PhoneTel will, as of immediately prior to the effective time of the Merger, have outstanding aggregate senior secured debt not exceeding $36.5 million, consisting of (i) $18.25 million of amortizing, cash-pay term debt and
          (ii) $18.25 million of debt bearing interest to be paid-in-kind.

          Davel
          -----

          The existing senior secured creditors of Davel shall have exchanged a sufficient amount of Davel's consolidated debt into equity securities of Davel and restructured the remaining debt amount, including principal and accrued interest, so that Davel will, as of immediately prior to the effective time of the Merger, have outstanding
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PhoneTel Technologies, Inc.
June 12, 2001
Page 2



          aggregate senior secured debt not exceeding $63.5 million, consisting of (i) $31.75 million of amortizing, cash-pay term debt and (ii) $31.75 million of debt bearing interest to be paid-in-kind.

     2.   Equity Structure.  Prior to and contingent upon the consummation of
          ----------------
the Merger, each of PhoneTel and Davel will be owned as follows:

          PhoneTel
          --------

          In connection with the restructuring of PhoneTel debt as described in
          Section 1 above, PhoneTel's existing senior secured lenders will be granted a sufficient number of shares so that such lenders will, as of immediately prior to the effective time of the Merger, own 87% of the outstanding common stock of PhoneTel (on a fully diluted basis), and 4% of PhoneTel's common stock will be reserved for the post-Merger issuance of employee stock options to PhoneTel employees. Existing holders of PhoneTel's common stock will own the remaining 9% of PhoneTel's common stock. Existing holders of PhoneTel's common stock will also continue to own, on an equivalently-adjusted basis, the registered rights to purchase additional shares of such stock that were issued in connection with PhoneTel's plan of reorganization.

          Davel
          -----

          In connection with the restructuring of Davel debt as described in
          Section 1 above, Davel's existing senior secured lenders will be granted a sufficient number of shares so that such lenders will, as of immediately prior to the effective time of the Merger, own 93% of the outstanding common stock of Davel (on a fully diluted basis), and 4% of Davel's common stock will be reserved for the post-Merger issuance of employee stock options to Davel employees. Existing holders of Davel's common stock will own the remaining 3% of Davel's common stock.

          Combined Entity
          ---------------

          The holders of PhoneTel's common stock as of immediately prior to the Merger (including holders of options exercisable for PhoneTel common stock that are not canceled in the Merger) shall receive in the Merger a number of shares of Davel common stock equal to 36.5% of the outstanding shares of common stock of Davel (on a fully diluted basis) as of immediately following the Merger, and the holders of Davel's common stock as of immediately prior to the Merger shall, following the Merger, own the remaining 63.5% of the outstanding shares of common stock of Davel (on a fully diluted basis). The exchange ratio used in connection with the Merger shall be fixed and shall not fluctuate for any reason.

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PhoneTel Technologies, Inc.
June 12, 2001
Page 3



     3.   Operations Pending Closing.  The business and operations of each of
          --------------------------
PhoneTel and Davel will be conducted between the date of this letter agreement and the effective time of the Merger in the usual and ordinary course consistent with past practice and in accordance with good business practices, except as may be provided by the servicing agreement referenced below. Without limiting the generality of the foregoing, each of PhoneTel and Davel agree that neither will make any dividends or distributions of cash or other property to their respective shareholders or to the existing senior secured lenders (except as may be agreed to in writing by the existing senior secured lenders of each of PhoneTel and Davel) between the date of this letter agreement and the closing date, or sell or otherwise dispose of any material asset without the consent of the other party. In order to initiate cost savings measures prior to the effective time of the Merger, PhoneTel and Davel shall, contemporaneously with this letter agreement, enter into a servicing agreement, which is attached hereto as Exhibit A.
          ---------

     4.   Corporate Inspection and Access.  Each of PhoneTel and Davel and their
          -------------------------------
respective directors, employees, advisors, consultants and/or lenders will have full access to appropriate management and all information relating to the business, operations, properties, employees and financial, legal, accounting, tax and other matters relating to the business and operations of the other party for the purpose of completing their respective due diligence reviews.

     5.   Definitive Agreement.  PhoneTel and Davel intend to prepare and
          --------------------
negotiate, in a reasonably prompt manner, a definitive merger agreement. Such definitive agreement will initially be prepared by Davel's counsel based upon the form of the merger agreement previously entered into between them and will incorporate the terms and conditions outlined in this letter agreement and contain other terms and conditions, including representations, warranties, covenants, conditions to close, termination events, break-up fee provisions and other items customary for a transaction of this nature. The definitive agreement will provide for a reasonable closing schedule (taking into account applicable lender, shareholder and regulatory approvals). In addition to the definitive merger agreement, each of PhoneTel and Davel will use its reasonable best efforts to cause the holders of material blocks of its capital stock to enter into customary voting agreements for the purpose of voting such blocks of capital stock in favor of the Merger. The obligations of the parties pursuant to this letter agreement shall terminate in the event that a definitive agreement has not been executed by the parties on or before July 31, 2001.

     6.   Conditions to Closing.  The closing of the transactions described in
          ---------------------
this letter agreement is subject to (i) the execution of a definitive merger agreement on terms consistent with those described in this letter agreement,
(ii) board of directors approval for each of PhoneTel and Davel, (iii) shareholder approval for each of PhoneTel and Davel and (iv) the receipt of all other material third-party (including the approval of the existing senior secured lenders of each of PhoneTel and Davel) and governmental approvals and consents (including, but not limited to, SEC clearance of a joint proxy statement and registration statement).

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PhoneTel Technologies, Inc.
June 12, 2001
Page 4



     7.   Management Structure.  Each of PhoneTel and Davel will use good faith
          --------------------
efforts to agree on the constituency of the board of directors of the combined entity following the Merger and such information shall be set forth as part of the definitive merger agreement. John D. Chichester will serve as the chief executive officer, and Bruce W. Renard will serve as the president, of the combined entity. Pending the merger, the administrative offices of each company will remain in Cleveland, Ohio and Tampa, Florida, respectively.

     8.   Exclusivity; No Publicity.  Each of PhoneTel and Davel agrees that it
          -------------------------
will not directly or indirectly (and will not permit its representatives, directors, officers, employees or affiliates to) (i) make, entertain, solicit or encourage inquiries or proposals, enter into or conduct discussions, or negotiate or enter into an agreement with any other party for a business combination involving all or any portion of its business or operations, whether by way of a sale of assets or equity interests, partnership, joint venture, merger, consolidation or other transaction; provided that the obligations of
                                            --------
each party under this clause (i) shall terminate on December 31, 2001 or such earlier date on which a definitive agreement is executed, or (ii) without the prior written consent of the other party, disclose to any other person or entity the contents of this letter agreement, except to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon the text of a joint press release, to be issued promptly following the execution hereof, announcing the execution of this letter agreement and the attached servicing agreement.

     9.   Binding Effect, Governing Law, Etc..  This binding letter agreement
          -----------------------------------
shall be governed by the laws of Delaware and, when signed by both PhoneTel and Davel, will serve as the basis upon which the parties will negotiate a definitive agreement consistent with the matters set forth herein. In the event of a breach of this letter agreement by either party, the other party may seek all remedies legally available to it at law or in equity, including specific performance hereof. This letter agreement shall be executed in two or more counterparts, all of which taken together will constitute one and the same letter agreement, which counterparts may be delivered via facsimile if followed promptly by originally executed signature pages.

     10.  Transaction Expenses.  Each party to this letter agreement will be
          --------------------
responsible for all fees and expenses incurred by it, whether or not the transactions contemplated hereby are consummated.

     11.  Expiration of Offer.  The proposal represented hereby will expire at
          -------------------
5:00 p.m. Eastern Daylight Time on June 12, 2001, unless accepted in writing by PhoneTel as provided below at or prior to such time.

                             *    *    *    *    *

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PhoneTel Technologies, Inc.
June 12, 2001
Page 5



          If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning it to the undersigned.

                                    Yours truly,

                                    DAVEL COMMUNICATIONS, INC.


                                    By:      /s/ Raymond A. Gross
                                       --------------------------------
                                       Name:   Raymond A. Gross
                                       Title:  Chief Executive Officer


ACCEPTED and AGREED to this
12th day of June, 2001:

PHONETEL TECHNOLOGIES, INC.


By:  /s/ John D. Chichester
     -------------------------------------
     Name:   John D. Chichester
     Title:  Chief Executive Officer